SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL BALANCED FUND, INC.
                            HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                7,031,051            180,927
    Ehrle                7,019,402            192,575
    Ferguson             7,041,259            170,718
    Gilbert              7,044,287            167,691
    Griswell             7,042,899            169,079
    Jones                7,042,104            169,874
    Keller               7,023,408            188,570
    Lukavsky             7,037,630            174,348
    Peebler              7,031,391            180,587

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          7,005,644           48,697                157,637

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Balanced Account effective 1/1/98.

          In Favor            Opposed               Abstain

          6,760,251           123,654               328,072